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Galenfeha, Inc. Letter of Intent to Purchase Fleaux Services of Louisiana, LLC

May 1st, 2018

Fleaux Services of Louisiana, LLC
230 Lynbrook Blvd.
Shreveport, Louisiana 71106
Attention: Mr. M. Trey Moore

Re: Proposal to Purchase the Membership Interests in Fleaux Services of Louisiana, L.L.C. ("Company")

Dear Mr. Moore and Members of the Company:

This letter (this "Letter") is intended to summarize the principal terms of a proposal being considered by Galenfeha, Inc. ("Buyer") regarding its possible acquisition of all of the membership interests in the Company from a limited liability company (“NewCo”) to be created by the undersigned members of the Company, to which the undersigned members shall assign all of their membership interests in the Company1 (hereinafter "Sellers"; provided that, upon the assignment of all membership interests in the Company to NewCo, “Sellers” shall mean only NewCo). The possible acquisition of the membership interests is referred to as the "Transaction" and Buyer and Sellers are referred to collectively as the "Parties."

1.      Acquisition of Membership Interests and Purchase Price. Subject to the satisfaction of the conditions described in this Letter, at the closing of the Transaction Buyer would acquire all of the membership interests in the Company from Sellers, in consideration of the payment by Buyer to Sellers of $18,000,000 (the "Purchase Price") in cash.

2.      Commitment Letters. No later than July 1, 2018, Buyer shall furnish commitment letters from lender(s) and/or investor(s) acceptable to Sellers in an amount necessary to finance the Transaction (the "Commitment Letters").

3.      Proposed Definitive Agreement. As soon as reasonably practicable after Buyer has furnished the Commitment Letters, the Parties shall commence to negotiate a definitive purchase agreement (the "Definitive Agreement") relating to Buyer's acquisition of the membership interests, to be drafted by Buyer's counsel. The Definitive Agreement would include the terms summarized in this Letter and such other representations, warranties, conditions, covenants, indemnities and other terms that are customary for transactions of this kind and are not inconsistent with this Letter. However, the Definitive Agreement will not be subject to any financing contingencies. Upon the execution of the Definitive Agreement, the terms and conditions of the Definitive Agreement shall supersede all terms and conditions of this Letter.

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1 In order to simplify the transaction and to preserve the waterfall distribution provisions of the Company’s Operating Agreement, the undersigned Members anticipate creating NewCo and assigning all of their Membership Interests in the Company to NewCo. This will be effectuated so that the Company will become a single member limited liability company with no waterfall provision and with only one signatory.

4.       Due Diligence. From and after the date of the execution of this Letter and prior to Buyer’s delivery of the Commitment Letters, the Parties anticipate that the Company will provide Buyer with certain financial information and other records related to the Company’s business as the Company, in its sole discretion, deems necessary in order for Buyer to secure the Commitment Letters. During this time, Buyer shall not conduct any on-site investigations or contact any of the Company’s employees, customers or suppliers without the Company’s consent. However, following Buyer’s delivery of the Commitment Letters, the Company will allow Buyer and its advisors such access to the facilities, records, key employees, customers, suppliers and advisors for the purpose of completing Buyer's due diligence review as the Company, in its sole discretion, deems necessary or appropriate.

5.       Confidentiality. The Parties shall be bound by the terms of that certain Confidentiality Agreement by and between the Company and Buyer dated contemporaneously herewith, and this Letter and the terms set forth herein shall be considered “Confidential Information” thereunder.

6.       Termination. This letter will automatically terminate and be of no further force and effect upon the earlier of (i) Buyer’s failure to deliver the Commitment Letters acceptable to Sellers on or before July 1, 2018; (ii) execution of the Definitive Agreement by Buyer and Sellers on or before July 31, 2018. Notwithstanding anything in the previous sentence, paragraph 5 and paragraphs 7 through 10 shall survive the termination of this Letter and the termination of this Letter shall not affect any rights any Party has with respect to the breach of this Letter by another Party prior to such termination.

7.       GOVERNING LAW. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF LOUISIANA AND TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF LOUISIANA AND TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF LOUISIANA AND TEXAS.

8.       No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Letter; provided that, upon the assignment of membership interests of Company by any of the undersigned members, such assignee shall become a beneficiary to this Letter, and the applicable assignor shall no longer have any obligations or liabilities under this letter, except for paragraph 5.

9.       Expenses. The Parties will each pay their own transaction expenses, including the fees and expenses of investment bankers and other advisors, incurred in connection with the proposed Transaction.

10.     No Binding Agreement. This Letter reflects the intention of the Parties, but for the avoidance of doubt neither this Letter nor its acceptance shall give rise to any legally binding or enforceable obligation on any Party, except with regard to paragraph 5, and paragraphs 7 through 10 hereof. No contract or agreement providing for any transaction involving the sale of the membership interests or the business of the Company shall be deemed to exist between Sellers and Buyer and any of its affiliates unless and until the final Definitive Agreement has been executed and delivered.

11.     Miscellaneous. This Letter may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Letter have been inserted for reference only and shall not be deemed to be a part of this Letter.

If you are in agreement with the terms set forth above and desire to proceed with the proposed Transaction on that basis, please sign this Letter in the space provided below and return an executed copy to my attention.

Cordially,

/s/ James Ketner

James Ketner
President/CEO
Galenfeha, Inc.

Agreed to and accepted:

Company:

Fleaux Services of Louisiana, L.L.C.

By:	/s/ M. Trey Moore
M. Trey Moore, CEO

Members:

Eagle Capital, LLC.

By:	/s/ John E. Atkins
John E. Atkins, Manager

Sabine Interests, LLC.

By:	Shreve Energy, L.L.C.

By:	/s/ Jerry M. France
Jerry M. France, Manager

Hawknest Holdings, LLC

By:	/s/ John C. Hardin
John C. Hardin, III, Manager

Nine Forks, LLC

By:	/s/ Larry J. Hock
Larry J. Hock, Manager